Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 588-5555 F (617) 588-5554 www.vcel.com
Vericel Reports First Quarter 2019 Financial Results and Raises Full Year 2019 Revenue Guidance
MACI Revenue Increased 38% Over First Quarter 2018
Positive Cash Flow in First Quarter
Announced Exclusive License Agreement with MediWound for North American Rights to NexoBrid
Conference Call Today at 8:00am Eastern Time
CAMBRIDGE, Mass., May 7, 2019 (GLOBE NEWSWIRE) - Vericel Corporation (NASDAQ:VCEL), a leader in advanced cell therapies for the sports medicine and severe burn care markets, today reported financial results for the first quarter ended March 31, 2019, and recent business highlights.
First Quarter 2019 Financial Highlights

•	Total net product revenues increased 21% to $21.8 million compared to $18.0 million in the first quarter of 2018;

•	Gross margins of 60% compared to gross margins of 57% in the first quarter of 2018;

•	Net loss of $2.8 million, or $0.07 per share, compared to $7.7 million, or $0.21 per share, in the first quarter of 2018;

•	Non-GAAP adjusted EBITDA loss of $0.4 million compared to a loss of $2.6 million in the first quarter of 2018;

•	As of March 31, 2019, the company had $84.1 million in cash and short-term investments compared to $82.9 million as of December 31, 2018; and

•	Full year 2019 revenue guidance for MACI® and Epicel® raised to $110 to $114 million compared to previous full year revenue guidance of $108 million to $112 million.

Recent Business Highlights
During and since the first quarter of 2019, the company:

•	Announced an exclusive license agreement with MediWound Ltd. for North American rights to NexoBrid®, a biological orphan product for debridement of thermal burns;

•	Deployed the expanded MACI sales force, which increased from 40 to 48 territories; and

•	Reported publication of outcomes data from 954 burn patients treated with Epicel in the Journal of Burn Care and Research.

“We delivered another solid quarter of performance and the MACI sales force continues to increase its productivity even as we add new representatives, which speaks to the quality of our sales representatives as well as the demand for MACI,” said Nick Colangelo, president and CEO of Vericel. “Based on the strong underlying indicators of growth for the rest of the year we have raised our full year 2019 revenue guidance. Moreover, we believe that the addition of NexoBrid significantly expands our burn care target addressable market and will enable us to build a second significant commercial franchise to go along with our cartilage repair franchise, thereby enhancing the long-term growth profile of the company.”

First Quarter 2019 Results
Total net product revenues for the quarter ended March 31, 2019 increased 21% to $21.8 million compared to $18.0 million in the first quarter of 2018. Total net product revenues for the quarter included $16.6 million of MACI® (autologous cultured chondrocytes on porcine collagen membrane) net revenue and $5.2 million of Epicel® (cultured epidermal autografts) net revenue, compared to $12.1 million of MACI net revenue and $6.0 million of Epicel net revenue, respectively, in the first quarter of 2018.
Gross profit for the quarter ended March 31, 2019 was $13.2 million, or 60% of net revenues, compared to $10.4 million, or 57% of net revenues, for the first quarter of 2018.
Total operating expenses for the quarter ended March 31, 2019 were $16.5 million compared to $14.7 million for the same period in 2018. The increase in operating expenses was primarily due to a $1.2 million increase in stock-based compensation, an incremental $0.6 million in MACI sales force expenses as a result of the sales force expansion in the second quarter of 2018, and a $0.6 million increase in selling expenses and patient reimbursement support services.
Vericel’s net loss for the quarter ended March 31, 2019 was $2.8 million, or $0.07 per share, compared to $7.7 million, or $0.21 per share, for the first quarter of 2018.
Non-GAAP adjusted EBITDA loss was $0.4 million for the quarter ended March 31, 2019 compared to a loss of $2.6 million in the first quarter of 2018. See table reconciling non-GAAP measures for more details.
As of March 31, 2019, the company had $84.1 million in cash and short-term investments compared to $82.9 million as of December 31, 2018.
Full Year 2019 Financial Guidance
The company now expects total MACI and Epicel net product revenues for the full year 2019 to be in the range of $110 to $114 million, compared to the previous full year revenue guidance of $108 to $112 million.

Conference Call Information
Today's conference call will be available live at 8:00am Eastern time in the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. A presentation supporting today’s conference call will be available on the webcast and in the Investor Relations section of the Vericel website. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation's first-quarter 2019 investor conference call. If calling from outside the U.S., please use the international phone number (253) 237-1173.
If you are unable to participate in the live call, the webcast will be available at http://investors.vcel.com/events-presentations until May 7, 2020. A replay of the call will also be available until 11:00am (EDT) on May 12, 2019 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406. The conference ID is 1775796.

About Vericel Corporation
Vericel is a leader in advanced cell therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full-thickness burns greater than or equal to 30% of total body surface area. For more information, please visit the company's website at www.vcel.com.

GAAP v. Non‑GAAP Measures
Vericel's reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission.  Vericel has provided in this release financial information that has not been prepared in accordance with GAAP.  Vericel's management believes that the non-GAAP adjusted EBITDA described in the release, or non-GAAP EBITDA adjusted for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel's underlying performance, business and performance trends, and helps facilitate period to period comparisons and comparisons of its financial measures with other companies in Vericel's industry.  However, non-GAAP financial measures that Vericel uses may differ from measures that other companies may use.  Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.
Epicel® and MACI® are registered trademarks of Vericel Corporation. © 2019 Vericel Corporation. All rights reserved.
NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation.
This document contains forward-looking statements, including, without limitation, statements regarding full-year 2019 revenue and financial guidance, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans,"

"expects," "we believe," "we intend," “guidance,” ”outlook,” “future,” and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with our expectations regarding 2019 revenues, growth in revenues, profit and target addressable market, improvements in gross margins and cash flow, our ability to achieve or sustain profitability, our need to generate significant sales to become profitable, potential fluctuations in sales volumes and our results of operations over the course of the year, competitive developments, estimating the commercial growth potential of our products and product candidates, market demand for our products, our ability to secure consistent reimbursement for our products, changes in third party coverage and reimbursement, any disruption or delays in operations at our facilities, our dependence on a limited number of third party suppliers, our ability to maintain and expand our network of direct sales employees, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission ("SEC") on February 26, 2019, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management's current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.
Global Media Contacts:
David Schull
Russo Partners LLC
David.schull@russopartnersllc.com
+1 212-845-4271 (office)
+1 858-717-2310 (mobile)

Karen Chase
Russo Partners LLC
Karen.chase@russopartnersllc.com
+1 646-942-5627 (office)
+1 917-547-0434 (mobile)

Investor Contacts:
Chad Rubin
Solebury Trout
crubin@troutgroup.com
+1 (646) 378-2947

Lee Stern
Solebury Trout
lstern@troutgroup.com
+1 (646) 378-2922

VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$35,084	$18,286
Short term investments	49,001	64,640
Accounts receivable (net of allowance for doubtful accounts of $669 and $514, respectively)	18,774	23,454
Inventory	4,063	3,558
Other current assets	2,679	2,847
Total current assets	109,601	112,783
Property and equipment, net	6,445	5,906
Right-of-use assets	25,183	—
Total assets	$141,229	$118,689
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,201	7,108
Accrued expenses	4,179	6,930
Current portion of operating lease liabilities	2,385	—
Other liabilities	176	754
Total current liabilities	12,941	14,792
Operating lease liabilities	25,100	—
Other long-term liabilities	133	1,666
Total liabilities	38,174	16,458
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 43,825 and 43,578, respectively	474,806	471,180
Other comprehensive gain (loss)	3	(39)
Warrants	104	104
Accumulated deficit	(371,858)	(369,014)
Total shareholders’ equity	103,055	102,231
Total liabilities and shareholders’ equity	$141,229	$118,689

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands except per share amounts)

	Three Months Ended March 31,
	2019	2018
Product sales, net	$21,810	$18,027
Cost of product sales	8,640	7,666
Gross profit	13,170	10,361
Research and development	3,008	3,729
Selling, general and administrative	13,520	10,954
Total operating expenses	16,528	14,683
Loss from operations	(3,358)	(4,322)
Other income (expense):
Increase in fair value of warrants	—	(2,907)
Interest income	480	—
Interest expense	(2)	(432)
Other income	36	2
Total other income (expense)	514	(3,337)
Net loss	$(2,844)	$(7,659)

Net loss per share (Basic and Diluted)	$(0.07)	$(0.21)
Weighted average number of common shares outstanding (Basic and Diluted)	43,725	36,140

RECONCILIATION OF REPORTED NET LOSS (GAAP) TO ADJUSTED EBITDA (NON-GAAP MEASURE) - UNAUDITED

	Three Months Ended March 31,
(In thousands)	2019	2018
Net loss (GAAP)	$(2,844)	$(7,659)
Change in fair value of warrants	—	2,907
Stock compensation expense	2,628	1,342
Depreciation and amortization	324	427
Net interest (income) expense	(478)	432
Adjusted EBITDA (Non-GAAP)	$(370)	$(2,551)